Exhibit 10.10


                                SUMMARY OF
                  MID-WISCONSIN FINANCIAL SERVICES, INC.
                  2006 CASH INCENTIVE COMPENSATION PLAN


     Incentive compensation opportunities in 2006 are set at 50% of base salary for Mr. Warsaw, 35% for Mr. Knoll, and 25% for Mr. Weiland. The incentive opportunity is divided between Company and personal goals, with 80% of the opportunity based on the attainment by the Company of targeted net income in a range between $4.3 million and $5.1 million. Attainment of personal goals accounts for the remaining 20% of the incentive opportunity.

     Personal performance goals are established at the beginning of the fiscal year by the Executive Committee and relate to the officer's position and responsibilities with the Company. The degree to which personal objectives can be achieved is subjective and determined by the Executive Committee in its review of the officer's overall job performance. There is no formal weighting assigned to any of the different elements of an officer's objectives. Personal objectives for the officers participating in the 2006 plan:

     Mr. Warsaw: (a) potential expansion of business through acquisition or branch expansion, (b) development of new sources of revenue for the Company, (c) enhancement of organizational goals including review of compensation and other Company benefit plans, (d) overall review of business, employees, and customers, and (e) all other duties as directed by the Board of Directors.

     Mr. Knoll: (a) working with the CEO and directing certain activities in achieving goals described above, (b) continual business development efforts to expand business, (c) overseeing various departments in enhancing and documenting processes and procedures, and (d) all other duties as may be directed by the CEO.

     Mr. Weiland: (a) working with the CEO and directing certain activities in achieving goals described above, (b) continual business development efforts to expand business, (c) establishment of private client banking services in selected markets, and (d) all other duties as may be directed by the CEO or the Bank president.